UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2026

Ultra Clean Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50646	61-1430858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26462 Corporate Avenue
Hayward, California	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 510 576-4400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	UCTT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On April 23, 2026, Ultra Clean Holdings, Inc. (the “Company“) and the other parties thereto entered into that certain Tenth Amendment (the “Amendment“) to its Credit Agreement originally dated as of August 27, 2018 (as amended by the Amendment, the “Credit Agreement“), among the Company, as parent borrower, Barclays Bank PLC, as administrative agent, and the revolving lenders and other parties thereto. Among other things, the Amendment provided for refinancing revolving credit commitments in an aggregate principal amount of $250 million and extended the maturity of the revolving credit facility to April 23, 2031.

The Credit Agreement provides for a senior secured credit facility available to the Company and the subsidiary borrowers thereunder from time to time in U.S. dollars and other currencies as may be agreed by the revolving lenders thereunder from time to time, and the issuance of up to $50 million in letters of credit. In addition, subject to the terms and conditions set forth in the Credit Agreement, the Company may, at its option, request an increase in the aggregate revolving credit commitments under the Credit Agreement and/or the incurrence of incremental term loans thereunder, in an aggregate principal amount up to the “Incremental Availability Amount” (as defined in the Credit Agreement). The Credit Agreement includes customary representations, warranties, covenants and events of default.

Subject to the terms and conditions set forth in the Credit Agreement, revolving loans under the Credit Agreement will bear interest at a rate equal to, at the Company’s option (A) in the case of “Term SOFR Loans”, the sum of (i) the “Term SOFR”, plus (ii) an applicable margin as set forth therein based upon the then-applicable “Consolidated Secured Net Leverage Ratio” of the Company and (B) in the case of “ABR Loans”, the sum of (i) the “ABR”, plus (ii) an applicable margin as set forth therein based upon the then-applicable “Consolidated Secured Net Leverage Ratio” of the Company.

Pursuant to the Amendment, the Company is obligated to maintain under the Credit Agreement, as of the last day of each fiscal quarter of the Company (A) a maximum “Consolidated Secured Net Leverage Ratio” not to exceed 3.25 to 1.00 (or, for any reference period in which a “Material Acquisition” is consummated, 3.75 to 1.00) and (B) a minimum “Cash Interest Coverage Ratio” of no less than 3.00 to 1.00.

In addition, the Credit Agreement requires ongoing compliance with certain affirmative and negative covenants as described in the Credit Agreement. These negative covenants include restrictions on the Company’s ability to, and the ability of its direct or indirect restricted subsidiaries to, among other things, and in each case subject to certain exceptions set forth in the Credit Agreement, (i) incur additional debt, including guarantees, (ii) create liens upon any of their property, (iii) undertake certain fundamental changes, (iv) sell or otherwise dispose of assets, (v) voluntarily prepay or modify certain restricted debt, (vi) make certain investments and consummate acquisitions, (vii) enter into certain hedging transactions, (viii) engage in transactions with affiliates, (ix) engage in new lines of business, (x) modify certain material contractual obligations or its fiscal year and (xi) enter into certain burdensome agreements.

The foregoing summary of the Credit Agreement is qualified in its entirety by the Tenth Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 above is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

10.1	Tenth Amendment, dated as of April 23, 2026, by and among Ultra Clean Holdings, Inc., as parent borrower, the subsidiary guarantors party thereto, Barclays Bank PLC, as administrative agent, and the revolving lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ultra Clean Holdings, Inc.

Date:	April 24, 2026	/s/ Paul Cho
		Name:	Paul Cho
		Title:	General Counsel and Secretary